EXHIBIT 10.1

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED BYLAWS
OF
EQUITY OFFICE PROPERTIES TRUST
EFFECTIVE JULY 13, 2001

This will confirm that effective as of July 13, 2001, Section 7 of Article IV of the Trust’s Amended and Restated Bylaws has been amended and restated in its entirety as follows:

Section 7. EXECUTIVE COMMITTEE. The Executive Committee shall be composed of not less than three Trustees and, subject to the exceptions hereafter described, established for the purpose of undertaking or authorizing, on behalf of the Board, any and all actions which might be undertaken or authorized by the Board itself; provided that, in the absence of further resolution from the Board, the Executive Committee shall not be empowered (i) to bind the Trust in respect to any acquisition, disposition or development which has not been approved by or reported to the Board and which, when aggregated with all other such unreported and unapproved acquisitions, dispositions or developments, exceeds Two Hundred Million Dollars ($200,000,000), calculated without regard to any non-recourse indebtedness; (ii) to approve any merger or other re-organization of the Trust; (iii) to make any recommendation to the shareholders of the Trust; (iv) to elect any individual to the office of executive vice-president or higher of the Trust; (v) to amend the Bylaws of the Trust; (vi) to undertake any action which is within the jurisdiction of any other committee of the Board; (vii) to enter into any transaction in which any member of the Executive Committee has a material financial interest which is adverse to the Trust; (viii) to remove or appoint any Trustee; or (viii) to borrow or enter into agreements to borrow in excess of Two Hundred Fifty Million Dollars ($250,000,000) individually or in the aggregate, in loans which have not been reported to or approved by the Board; and provided further that the Executive Committee is expressly empowered, upon its determination that any such increase in purchase price or decrease in sales price or increase in development budget is required in order to close a given transaction, or to effect a development project previously approved by the Board, to increase any purchase price or development budget or to decrease any sales price previously approved by the Board by an amount not greater than the lesser of (x) five percent (5%) of the purchase or sales price or development budget previously approved by the Board or (y) Fifty Million Dollars ($50,000,000).

/s/ Robin Mariella
Robin Mariella
Assistant Secretary